Exhibit 99
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces 2021 Financial Results

LOWELL, MA, January 27, 2022 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended December 31, 2021, of $10.8 million, or $0.90 per diluted common share, compared to $9.9 million, or $0.82 per diluted common share, for the three months ended December 31, 2020. Net income for the year ended December 31, 2021, amounted to $42.2 million, or $3.50 per diluted common share, compared to $31.5 million, or $2.64 per diluted common share, for the year ended December 31, 2020.

As previously announced on January 18, 2022, the Company declared a quarterly dividend of $0.205 per common share to be paid on March 1, 2022, to shareholders of record as of February 8, 2022.

Chief Executive Officer Jack Clancy commented, "We ended our 33rd year of operations financially strong and well positioned in our markets. Our financial results for the fourth quarter and year to date 2021 were solid with increases of 10% and 34% in net income over the comparable prior year periods. Our operating results were substantially impacted by PPP income, which amounted to $19.7 million in 2021, compared to $10.7 million in 2020, and a decrease in the provision for credit losses, which amounted to $1.8 million in 2021, compared to $12.5 million in 2020."

Mr. Clancy continued, "Shifting to our balance sheet, we experienced strong loan growth, excluding PPP loans, ("core loans," non-GAAP) in 2021 of $218.4 million, or 8%, with growth concentrated in the fourth quarter when core loans (non-GAAP) increased by $149.3 million, or 6%. Growth in core loans (non-GAAP) was largely in our commercial real estate portfolio and reflected our strong business development efforts."

Mr. Clancy further noted, "During the quarter, we continued to experience high liquidity primarily from significant customer deposit growth of $504.0 million, or 14%, for 2021 and from $587.0 million in funds received for PPP loan forgiveness during 2021. We have continued to manage our high liquidity by making considerable investments in our bond portfolio. Total investment securities at fair value amounted to $958.2 million at December 31, 2021, an increase of $375.2 million, or 64%, from December 31, 2020. The increase during the fourth quarter was $139.0 million, or 17%."

Executive Chairman & Founder George Duncan commented, "In November of 2021, we were recognized by the Boston Globe for our deep commitment to our team members. Enterprise Bank ranked 4th on the Boston Globe's Top Places to Work ("TPTW") list among large sized companies in Massachusetts. This was our fifth consecutive year in the top five and our tenth consecutive year on the TPTW list. I want to personally thank and commend our entire dedicated team for their continual efforts in fostering an employee-centric culture whose foundation is based on respect, trust, care, personal accountability and excellence."

Construction of our 27th branch, which will be in Londonderry, New Hampshire, is progressing well and an opening in the third quarter of 2022 is anticipated. We also expect to complete our Lexington, Massachusetts branch relocation in March 2022, to a larger more convenient downtown location.

Net Income
Net income for the quarter and year ended December 31, 2021, amounted to $10.8 million, an increase of $1.0 million, or 10%, and $42.2 million, an increase of $10.7 million, or 34%, compared to the respective prior year periods.

•The quarter-to-date increase in net income was attributable primarily to increases in net interest income and non-interest income of $1.5 million and $1.3 million, respectively, and a decrease in the provision for credit losses of $1.1 million, partially offset by an increase in non-interest expense of $3.0 million.
•The year-to-date increase in net income was attributable largely to an increase in net interest income of $11.4 million, and a decrease in the provision for credit losses of $10.7 million, partially offset by an increase in non-interest expense of $8.9 million.
•Year-to-date non-interest income results, which are reviewed below, increased $860 thousand, or 5% over the prior year period and were impacted by non-recurring items related to a gain on sale of an other real estate owned ("OREO") property and the early termination of interest rate swaps.

Net Interest Income
Net interest income for the quarter and year ended December 31, 2021, amounted to $35.7 million, an increase of $1.5 million, or 4%, and $141.6 million, an increase of $11.4 million, or 9%, compared to the respective prior year periods.
•The quarter-to-date increase in net interest income was due largely to increases in core loan income (non-GAAP) of $349 thousand, investment security income of $1.2 million and a decrease in deposit interest expense of $1.1 million, partially offset by a decrease in PPP income of $1.5 million.
•The year-to-date increase in net interest income was due largely to an increase in PPP income of $9.0 million and a decrease in deposit interest expense of $7.7 million, partially offset by a decrease in core loan income (non-GAAP) of $6.9 million.
•Net interest income included PPP income of $3.2 million and $19.7 million for the quarter and year ended December 31, 2021, compared to $4.8 million and $10.7 million for the respective prior year periods.

Net Interest Margin
Tax equivalent net interest margin ("net interest margin" or "margin") was 3.34% and 3.49% for the quarters ended December 31, 2021, and 2020, respectively. Margin was 3.44% and 3.59% for the years ended December 31, 2021, and 2020, respectively.

Margin has been negatively impacted by large balances in lower-yielding interest-earning deposits with banks, and to a lesser extent, loan pay-downs, new loan originations, investment purchases and lower interest yields, partially offset by PPP income.

For the quarters ended December 31, 2021, and 2020:
•Average interest-earning deposits with banks amounted to $531.5 million and $303.7 million.
•Average PPP loan balances, net of deferred SBA fees, amounted to $104.3 million and $481.0 million.
•Adjusted net interest margin (non-GAAP) was 3.56% and 3.76%.

For the years ended December 31, 2021, and 2020:
•Average interest-earning deposits with banks amounted to $499.1 million and $186.0 million.
•Average PPP loan balances, net of deferred SBA fees, amounted to $297.0 million and $336.5 million.
•Adjusted net interest margin (non-GAAP) was 3.65% and 3.84%.

Provision for Credit Losses
The provision for credit losses for the quarter and year ended December 31, 2021, amounted to $1.0 million and $1.8 million, decreases of $1.1 million and $10.7 million, compared to the respective prior year periods.

•The provision for the quarter and year ended December 31, 2021, resulted primarily from core loan growth (non-GAAP) and an increase in reserves for unfunded commitments (included in other liabilities), partially offset by a reduction in loan loss reserve factors and declines in reserves for individually evaluated loans.
•The provision in the prior year periods reflected increases in reserves primarily related to the estimated impact of the COVID-19 pandemic on the credit quality of the loan portfolio at December 31, 2020, and increases in reserves for individually evaluated loans.

Non-Interest Income
Non-interest income for the quarter and year ended December 31, 2021, amounted to $6.0 million, an increase of $1.3 million, or 27%, and $18.1 million, an increase of $860 thousand, or 5%, compared to the respective prior year periods.
•The quarter-to-date increase in non-interest income resulted primarily from a gain on sale of OREO of $1.1 million and increases in deposit and interchange fees of $279 thousand and wealth management fees of $209 thousand, partially offset by a decrease in net gains on sales of loans of $557 thousand, resulting largely from the Company holding more residential loan production in the loan portfolio.
•The year-to-date increase in non-interest income resulted primarily from increases in wealth management fees of $1.0 million, deposit and interchange fees of $545 thousand, gain on sale of OREO of $1.1 million and equity securities market value gains of $290 thousand which are included in other income, partially offset by a $1.8 million loss on the early termination of $75.0 million in interest-rate swaps, realized in the third quarter of 2021 and a decrease in net gains on sales of loans of $576 thousand, resulting largely from lower origination volume and the Company holding more residential loan production in the loan portfolio.

Non-Interest Expense
Non-interest expense for the quarter and year ended December 31, 2021, amounted to $26.5 million, an increase of $3.0 million, or 13%, and $102.1 million, an increase of $8.9 million, or 10%, compared to the respective prior year periods and due primarily to the Company's long-term growth and technology initiatives.
•The quarter-to-date increase in non-interest expense resulted primarily from increases in salaries and employee benefits of $1.9 million, technology and telecommunications of $315 thousand, and occupancy and equipment of $193 thousand.
•The year-to-date increase in non-interest expense resulted primarily from increases in salaries and employee benefits of $5.1 million, occupancy and equipment of $1.1 million, technology and telecommunications of $1.4 million, and a loss on the redemption of subordinated debt of $713 thousand.
•The current quarter and year-to-date results were impacted by increases of $932 thousand and $3.2 million, respectively, related to the Company's bank-wide variable compensation and performance incentive plans, which are included in salary and employee benefits. Excluding these increases, non-interest expense for the quarter and year-to date periods increased 10% and 6% over the respective prior year periods.

Adoption of CECL
In the first quarter of 2021, the Company adopted the Financial Accounting Standards Board's guidance related to measuring credit losses, including the current expected credit losses ("CECL") methodology for estimating the allowance for credit losses ("ACL"). The CECL methodology requires earlier recognition of credit losses using a lifetime credit loss measurement approach that also requires the consideration of reasonable and supportable forecasts in the estimate.

The adoption of CECL resulted in the Company recording a net cumulative-effect adjustment, effective January 1, 2021, that decreased retained earnings by $6.5 million, net of $2.5 million in deferred income taxes. The ACL for loans increased by $6.6 million and the reserve for unfunded commitments (included in other liabilities) increased by $2.4 million.

Asset Quality
The ACL for loans amounted to $47.7 million, or 1.63% of total loans or 1.67% of total core loans (non-GAAP), at December 31, 2021, compared to $44.6 million, or 1.45% of total loans or 1.69% of total core loans (non-GAAP), at December 31, 2020. The reserve for unfunded commitments (included in other liabilities) amounted to $3.7 million at December 31, 2021.

Charge-offs and recoveries for the quarter and year ended December 31, 2021, amounted to net recoveries of $108 thousand and net charge-offs of $4.0 million, compared to net charge-offs of $1.4 million and $1.5 million for the respective prior year periods. Net charge-offs for the year ended December 31, 2021, related primarily to two individually evaluated commercial loans, which were fully reserved for prior to 2021.

Non-performing assets amounted to $26.6 million, or 0.60% of total assets, at December 31, 2021, compared to $38.1 million, or 0.95% of total assets, at December 31, 2020.
•The decrease in non-performing assets was due to the partial charge-off of two commercial relationships, as well as principal pay-downs and credit upgrades, partially offset by additional downgrades. One of the charge-offs related to a commercial office building that was reclassified to OREO in April 2021 and sold in October 2021. The property sold was the Company’s only OREO asset during the years ended December 31, 2021, and 2020.

Balance Sheet
Total assets amounted to $4.45 billion at December 31, 2021, compared to $4.01 billion at December 31, 2020, an increase of $433.5 million, or 11%. The increase related primarily to increases in interest-earning deposits with banks, investments and core loans (non-GAAP), partially offset by a decrease in PPP loans.

Total interest-earning deposits with banks amounted to $403.0 million at December 31, 2021, compared to $213.1 million at December 31, 2020. The increase resulted primarily from increases in customer deposits and PPP loan forgiveness payments received from the SBA. Excess liquidity was partially utilized to fund growth in the Company's investment security portfolio and core loan (non-GAAP) growth, particularly during the third and fourth quarters of 2021.

Total investments amounted to $958.2 million at December 31, 2021, compared to $583.0 million at December 31, 2020, an increase of $375.2 million, or 64%. The increase resulted primarily from purchases of $211.4 million and $190.6 million during the third and fourth quarters of 2021.

Total loans amounted to $2.92 billion at December 31, 2021, compared to $3.07 billion at December 31, 2020, a decrease of $153.2 million, or 5%.
•As of December 31, 2021, the Company had 396 PPP loans outstanding with a principal balance of $73.9 million and deferred SBA fees of $2.4 million compared to 2,633 PPP loans outstanding with a principal balance of $453.1 million and deferred SBA fees of $10.0 million at December 31, 2020.
•During the year ended December 31, 2021, PPP forgiveness payments received from the SBA amounted to $587.0 million and round three PPP loan originations, which ended in May 2021, amounted to $207.8 million.

Total core loans (non-GAAP) amounted to $2.85 billion at December 31, 2021, an increase of $218.4 million, or 8%, compared to December 31, 2020. Core loans (non-GAAP) increased $149.3 million, or 6%, during the fourth quarter of 2021.

Customer deposits amounted to $3.98 billion at December 31, 2021, compared to $3.48 billion at December 31, 2020, an increase of $504.0 million, or 14%. Of the year-to-date increase in customer deposits, $9.3 million was experienced during the fourth quarter of 2021.

Wealth assets under management, which are not carried as assets on the Company's consolidated balance sheets, amounted to $1.04 billion at December 31, 2021, compared to $976.5 million at December 31, 2020, an increase of $64.9 million, or 7%.

Capital
The Total Capital and Tier 1 Capital to risk weighted asset ratios were 13.73% and 10.62%, respectively, at December 31, 2021 compared to 14.62% and 10.77%, respectively, at December 31, 2020. The Company's December 31, 2021 capital ratios have been impacted by the following since December 31, 2020:
•The redemption of $15.0 million of fixed-to-floating rate subordinated notes in the first quarter of 2021, which were classified as Tier 2 capital. Tier 1 capital was not impacted by the redemption.
•The adoption of CECL in the first quarter of 2021, which resulted in a $6.5 million deduction from capital.
•Growth in 2021 in total investments and total core loans (non-GAAP), which require higher capital reserves than interest-earning deposits with banks.

Non-GAAP Measures
Throughout this press release we have noted certain balances, ratios or other measures of the Company’s performance which exclude the impact of PPP loans, which we expect to be short-term in nature. We refer to any balance, ratio or measure that excludes PPP loans as "core." In addition, we refer to any balance, ratio or measure that excludes PPP loans and interest-earning deposits with banks as "adjusted." The core and adjusted balances, ratios and measures were derived in order to provide more meaningful comparisons to prior periods as: (1) PPP loans outstanding have been originated within the last 21 months and the majority are expected to pay off during the next several quarters; and (2) growth in customer deposits and PPP loan forgiveness have led to temporarily high liquidity, carried as lower-yielding interest-earning deposits with banks, compared to prior periods. The tables beginning on page 10 provide a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles ("GAAP").
About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 129 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, and trust services. The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is in the process of constructing a branch office in Londonderry, New Hampshire and anticipates that this location will open in the third quarter of 2022.
Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties, and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the ongoing COVID-19 pandemic and any current or future variants of, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic and any current or future variants of. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents:
Cash and due from banks	$33,572	$40,636
Interest-earning deposits with banks	403,004	213,146
Total cash and cash equivalents	436,576	253,782
Investments:
Debt securities at fair value (amortized cost of $950,523 and $551,191 respectively)	956,430	582,303
Equity securities at fair value	1,785	746
Total investment securities at fair value	958,215	583,049
Federal Home Loan Bank stock	2,164	1,905
Loans held for sale	—	371
Loans:
Total loans	2,920,684	3,073,860
Allowance for credit losses	(47,704)	(44,565)
Net loans	2,872,980	3,029,295
Premises and equipment, net	44,689	46,708
Lease right-of-use asset	24,295	18,439
Accrued interest receivable	13,354	16,079
Deferred income taxes, net	19,644	11,290
Bank-owned life insurance	62,954	31,363
Prepaid income taxes	279	2,449
Prepaid expenses and other assets	7,013	13,938
Goodwill	5,656	5,656
Total assets	$4,447,819	$4,014,324
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Customer deposits	$3,980,239	$3,476,268
Brokered deposits	—	74,995
Total deposits	3,980,239	3,551,263
Borrowed funds	5,479	4,774
Subordinated debt	58,979	73,744
Lease liability	23,627	17,539
Accrued expenses and other liabilities	31,063	30,638
Accrued interest payable	1,537	1,940
Total liabilities	4,100,924	3,679,898
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,038,382 and 11,937,795 shares issued and outstanding, respectively	120	119
Additional paid-in capital	100,352	97,137
Retained earnings	241,761	214,977
Accumulated other comprehensive income	4,662	22,193
Total stockholders’ equity	346,895	334,426
Total liabilities and stockholders’ equity	$4,447,819	$4,014,324

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Loans and loans held for sale	$32,478	$33,619	$133,208	$131,091
Investment securities	4,428	3,254	15,143	13,347
Other interest-earning assets	211	87	682	402
Total interest and dividend income	37,117	36,960	149,033	144,840
Interest expense:
Deposits	627	1,743	3,922	11,599
Borrowed funds	17	3	60	606
Subordinated debt	818	1,033	3,495	2,501
Total interest expense	1,462	2,779	7,477	14,706
Net interest income	35,655	34,181	141,556	130,134
Provision for credit losses	1,023	2,102	1,770	12,499
Net interest income after provision for credit losses	34,632	32,079	139,786	117,635
Non-interest income:
Wealth management fees	1,769	1,560	6,787	5,815
Deposit and interchange fees	1,901	1,622	6,971	6,426
Income on bank-owned life insurance, net	303	141	821	587
Net gains on sales of debt securities	—	—	128	227
Net gains on sales of loans	38	595	833	1,409
Net gain on sale of OREO	1,126	—	1,126	—
Loss on termination of swaps	—	—	(1,847)	—
Other income	840	797	3,288	2,783
Total non-interest income	5,977	4,715	18,107	17,247
Non-interest expense:
Salaries and employee benefits	17,256	15,313	66,633	61,580
Occupancy and equipment expenses	2,382	2,189	9,650	8,546
Technology and telecommunications expenses	2,697	2,382	10,574	9,197
Advertising and public relations expenses	771	645	2,373	2,151
Audit, legal and other professional fees	645	558	2,347	2,273
Deposit insurance premiums	583	434	1,910	2,124
Supplies and postage expenses	214	223	819	898
Loss on extinguishment of subordinated debt	—	—	713	—
Other operating expenses	1,978	1,733	7,116	6,485
Total non-interest expense	26,526	23,477	102,135	93,254
Income before income taxes	14,083	13,317	55,758	41,628
Provision for income taxes	3,235	3,460	13,587	10,172
Net income	$10,848	$9,857	$42,171	$31,456

Basic earnings per common share	$0.90	$0.83	$3.51	$2.64
Diluted earnings per common share	$0.90	$0.82	$3.50	$2.64

Basic weighted average common shares outstanding	12,031,471	11,930,578	12,005,838	11,897,813
Diluted weighted average common shares outstanding	12,093,097	11,951,882	12,051,293	11,919,508

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the year ended	At or for the year ended
(Dollars in thousands, except per share data)	December 31, 2021	December 31, 2020
ASSET DATA
Total assets	$4,447,819	$4,014,324
Wealth assets under management	1,041,409	976,502
Total assets under management (non-GAAP)	$5,489,228	$4,990,826

INCOME STATEMENT RATIOS
Return on average total assets	0.98%	0.82%
Return on average stockholders’ equity	12.49%	9.95%
Net interest margin (tax-equivalent)(1)	3.44%	3.59%

STOCKHOLDERS' EQUITY RATIOS
Book value per common share	$28.82	$28.01
Dividends paid per common share	$0.74	$0.70

CAPITAL RATIOS
Total capital to risk weighted assets	13.73%	14.62%
Tier 1 capital to risk weighted assets(2)	10.62%	10.77%
Tier 1 capital to average assets	7.56%	7.52%

CREDIT QUALITY DATA
Non-performing loans	$26,581	$38,050
Non-performing assets	$26,581	$38,050

Non-performing loans to total loans	0.91%	1.24%
Non-performing loans to total core loans (non-GAAP)(3)	0.93%	1.45%

Non-performing assets to total assets	0.60%	0.95%
Non-performing assets to total core assets (non-GAAP)(3)	0.61%	1.07%

Allowance for credit losses to total loans	1.63%	1.45%
Allowance for credit losses to total core loans (non-GAAP)(3)	1.67%	1.69%

(1)Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax-exempt loan and investment income, expressed as a percentage of average interest-earning assets.

(2)Ratio also represents common equity tier 1 capital to risk weighted assets as of December 31 of the years presented.

(3)See non-GAAP measures table below for PPP-adjusted balances referred to as core.

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

NON-GAAP MEASURES
The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures and ratios we present are supplemental measures that are not required by or are not presented in accordance with GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies.
The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of PPP loans on total loans and loan interest income:

(Dollars in thousands)	December 31, 2021	December 31, 2020
TOTAL CORE LOANS
Total loans	$2,920,684	$3,073,860
Adjustment: PPP loans	(73,885)	(453,084)
Adjustment: Deferred PPP fees	2,383	10,014
Total core loans (non-GAAP)	$2,849,182	$2,630,790

	Three months ended
	December 31,
(Dollars in thousands)	2021	2020
CORE LOAN INCOME
Loan income	$32,478	$33,619
Adjustment: PPP income	(3,195)	(4,685)
Core loan income (non-GAAP)	$29,283	$28,934

	Year ended
	December 31,
(Dollars in thousands)	2021	2020
CORE LOAN INCOME
Loan income	$133,208	$131,091
Adjustment: PPP income	(19,691)	(10,675)
Core loan income (non-GAAP)	$113,517	$120,416

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of PPP loans and interest-earning deposits with banks on net interest margin:

	Three months ended	Three months ended
(Dollars in thousands)	December 31, 2021	December 31, 2020
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets	$4,277,980	$3,940,679
Adjustment: Average PPP loans, net	(104,287)	(481,012)
Adjustment: Average interest-earning deposits with banks	(531,489)	(303,745)
Total adjusted average interest-earning assets (non-GAAP)	$3,642,204	$3,155,922

ADJUSTED NET INTEREST INCOME
Net interest income (tax equivalent)	$36,002	$34,535
Adjustment: PPP income	(3,195)	(4,685)
Adjustment: Interest on interest-earning deposits with banks	(197)	(71)
Adjusted net interest income (tax equivalent) (non-GAAP)	$32,610	$29,779

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent)	3.34%	3.49%
Adjustment: PPP effect(1)	(0.22)%	(0.05)%
Adjustment: Interest-earning deposits with banks effect(2)	0.44%	0.32%
Adjusted net interest margin (tax equivalent) (non-GAAP)	3.56%	3.76%

	Year ended	Year ended
(Dollars in thousands)	December 31, 2021	December 31, 2020
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets	$4,151,239	$3,663,344
Adjustment: Average PPP loans, net	(296,985)	(336,493)
Adjustment: Average interest-earning deposits with banks	(499,097)	(185,994)
Total adjusted average interest-earning assets (non-GAAP)	$3,355,157	$3,140,857

ADJUSTED INTEREST INCOME
Net interest income (tax equivalent)(3)	$142,973	$131,561
Adjustment: PPP income	(19,691)	(10,675)
Adjustment: Interest on interest-earning deposits with banks	(655)	(262)
Adjusted net interest income (tax equivalent) (non-GAAP)	$122,627	$120,624

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent)	3.44%	3.59%
Adjustment: PPP effect(1)	(0.25)%	0.04%
Adjustment: Interest-earning deposits with banks effect(2)	0.46%	0.21%
Adjusted net interest margin (tax equivalent) (non-GAAP)	3.65%	3.84%
(1)PPP loan adjustments include an elimination of average PPP loans, net of deferred SBA fees, as well as interest income on PPP loans and related SBA fee accretion, included in net interest income.
(2)Interest-earning deposit adjustments include an elimination of average interest-earning deposits with banks, as well as interest income on interest-earning deposits with banks, included in net interest income.
(3)Year-to-date results reflect tax equivalent adjustments as of December 31 of the years presented.